EXHIBIT 10.2

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is effective as of May 1, 2019 (the “Effective Date”), by and between Jeffrey Mills, an individual residing in the State of Minnesota (the “Director”), and DigitalTown, Inc., a Minnesota corporation (the “Company”). The Director and the Company are collectively referred to herein as the “Parties,” or each of them individually as a “Party.”

WHEREAS, the Company was incorporated in the State of Minnesota in 1982 and the Director has served as a member of the Board of Directors (the “Board”) of the Company since 2003 (the “Term”);

WHEREAS, the Director has agreed to resign as a member of the Board, and all other positions which he may have served the Company, effective immediately (the “Director Resignation”);

WHEREAS, the Company has agreed to accept the Director’s resignation as a member of the Board, and all other positions which the Director may have served the Company, effective immediately;

WHEREAS, the Parties now wish to fully and finally resolve their disputes and all claims that could have been raised in any legal form or forum, including in litigation or any other proceeding, arising out of or related to the services rendered during the Term by the Director on behalf of the Company and any and all actions performed by the Director and/or the Company in connection therewith or in any way relating thereto, and any claims that the Parties ever had against each other, now have, or may hereafter have for or by reason of any cause, action, event, statement, omission or failure to act, matter or thing whatsoever from the beginning of time until the Effective Date.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, ACTS, RELEASES AND OTHER GOOD AND VALUABLE CONSIDERATION HEREINAFTER RECITED, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1. Neither the Director nor the Company, by entering into this Agreement, concedes any fault, liability or wrongdoing, and both parties expressly deny any fault, liability or wrongdoing whatsoever. The execution of this Agreement, and the consideration and other terms and conditions thereof, do not constitute and shall not be construed as or deemed to be evidence of, or an admission or concession on the part of, any Party with respect to any claim, fault or liability, or any wrongdoing or damage whatsoever. This Agreement may not be used for any purpose other than to effectuate this settlement and the terms hereof.

2. As consideration for the Company entering into this Agreement and agreeing to be bound by the terms and conditions contained herein, including the release provisions contained in Section 4 hereof and the provisions contained in Section 20 hereof, the Director agrees to (i) resign as a member of the Company’s board of directors, effective immediately, and all other positions which he may have served the Company, and provide the Company with the Resignation Letter in connection therewith (substantially in the form attached hereto as Exhibit A, the “Resignation Letter”), and (ii) the Leak Out as provided in Section 21 attached hereto.

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3. Upon execution of the Resignation Letter and this Agreement, the Director, on behalf of himself and his predecessors, successors, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Director or in which the Director has or had a controlling interest (collectively, the “Director Releasors”), in consideration of the Director Resignation and the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Company and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Company Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Director Agreement, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Director Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees, from the beginning of time up to and including the Effective Date (the “Released Director Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

4. Upon execution of the Resignation Letter and this Agreement, the Company, on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Company Releasors”), in consideration of the Director Resignation and the agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Director and any and all of his respective affiliates, agents, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Director Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Director Agreement, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Director Releasees, from the beginning of time up to and including the Effective Date (the “Released Company Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

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5. Release of Unknown Claims: The following releases and provisions will be automatically effective, with respect to the Director’s releases below, at such time as the Director’s releases contained in Section 4 above become effective, and with respect to the Company’s releases below, at such time as the Company’s releases contained in Section 4 above become effective:

(a) The Parties stipulate and agree that the Director Releasors and the Company Releasors expressly waive the provisions, rights and benefits conferred by any law of any state, including the State of Minnesota, or any territory of the United States or of any other nation, or principle of common law relating to claims which either Party did not know or suspect to exist in the Party’s favor at the time of executing this Agreement, which, if known by the Party, would have materially affected the Party’s settlement with the other Party.

(b) The Director Releasors and the Company Releasors may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true with respect to the Director Agreement, or the claims or other legal forms of action released herein, but the Director Releasors and the Company Releasors fully, finally, and forever settle and release any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Director Releasors and the Company Releasors acknowledge that the inclusion of such “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that each of them assumes the risk of any mistake of fact or law on its own behalf. If any Party should subsequently discover that its understanding of the facts or of the law was or is incorrect, such Party shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Parties hereto according to the terms hereof regardless of any claims of mistake of fact or law.

6. At such time as the Director’s releases contained in Section 3 above become effective the Director covenants and agrees not to commence or prosecute any action or proceeding against the Company Releasees based on the Released Director Claims.

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7. At such time as the Company’s releases contained in Section 4 above become effective the Company covenants and agrees not to commence or prosecute any action or proceeding against the Director Releasees based on the Released Company Claims.

8. Director ratifies and confirms that all work created by Director in connection with the Company was prepared by Director for the Company and belongs to the Company. Company is the owner of such work, and the respective copyright(s) and any other intellectual property right(s) in such work vested in Company. To the extent any intellectual property rights did not vest in Company, Director hereby assigns and transfers such intellectual property rights to Company.

9. Each Party agrees that they shall not, in any communications with any third parties (including, but not limited to, the media or any customers, suppliers, partners or clients of a Party), criticize, ridicule or make any statement that disparages or is derogatory of the other Party or any of the other Party’s directors or senior officers.

10. Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

11. Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Director and the Company to be privileged settlement discussions, and are confidential; neither Party shall disclose such negotiations unless compelled to do so by a court of competent jurisdiction. Neither this Agreement, its contents, terms and conditions, nor any other information concerning this Agreement or the dispute between the Parties, shall be disclosed to third parties (including, but not limited to, the media) without the express written approval of all the Parties, except as otherwise provided in this Section. This Agreement shall not be introduced in evidence or used for any purpose except: (a) in an action to enforce its provisions; (b) to prove a defense to a claim or other legal form of action alleged to have been released herein; (c) in response to an order directed to a Party from a judicial or governmental authority having jurisdiction over such Party, in which event the receiving party shall notify the other Parties of the order; (d) in response to a subpoena or other process served on a Party (the “Served Party”) by a third party seeking to compel the disclosure of this Agreement or its terms, in which event, however, the Served Party shall notify the other Party or Parties of such subpoena or process as soon as possible and grant it or them the opportunity to notify the Served Party in writing within ten (10) days if the other Party or Parties intend to move to quash, seek a protective order or take other appropriate action, and, if so informed, the Served Party shall not make the disclosure sought by the subpoena or notice unless the relief sought is denied or the other Party or Party – despite its or their notice to the contrary – fails to seek the noticed relief within a reasonable time; (e) if appropriate in a future action, in an application for a determination that the settlement between the Parties is a good faith settlement properly subject to a contribution bar, in which event this Agreement shall be filed under seal; or (f) as required by federal or state law, rule or regulation. The Parties also may, to the minimum extent necessary, disclose this Agreement to the Internal Revenue Service and/or any state taxing authorities and to the Parties’ respective attorneys, accountants, auditors, professionals and other financial advisors/consultants who have a legal or ethical obligation to hold the terms and information herein confidential, so that they may perform their professional, business, or financial duties and obligations. To the extent possible under federal or state law, rule or regulation, any disclosure by the Company subject to the confidentiality terms of this Section shall not reference the Director. The determination of whether a federal or state law, rule or regulation requires the disclosure of this Agreement or any term or provision hereof is left to the sole discretion of the Party making the disclosure, in consultation with its attorneys, accountants, auditors, professionals or other financial advisors/consultants.

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12. The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys’ fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto.

13. The validity, performance, construction, interpretation and effect of this Agreement shall be governed by the substantive laws of State of Minnesota, without regard to the choice of law principles of any local, state, federal or foreign jurisdiction.

14. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this “oral modification” clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parol or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

15. Any controversy, claim, or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including but not limited to alleged violations of state or federal statutory or common law rights or duties, shall be resolved as follows:

(a) The Party that asserts that there has been a breach of this Agreement, or that there exists a controversy, claim or dispute arising out of or related to this Agreement or the interpretation or performance thereof, shall notify the other Party or Parties of their assertions regarding such in writing, including the basis of the Party’s assertions and an opportunity to cure;

(b) The Party or Parties receiving such notification shall have four (4) days to respond in writing, or longer if all Parties agree, and must state whether the receiving Party or Parties agree(s) or disagree(s) with the asserting Party’s claim(s);

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(c) If the receiving Party or Parties do(es) not agree with the asserting Party’s claim, all Parties shall have an informal meeting by telephone or other means within four (4) days of the receiving Party or Parties’ written response, or a longer period if all Parties agree, where all Parties shall meet in good faith in an effort to resolve the dispute;

(d) If the Parties fail to reach an agreement to resolve the dispute at the informal meeting, despite good faith efforts to do so, the dispute shall be resolved solely and exclusively by final and binding arbitration conducted according to the JAMS/Endispute Comprehensive Arbitration Rules and Procedures in effect as of the date hereof, including the Optional Appeal Procedure provided for in such rules. The arbitration shall be conducted exclusively in Minnesota before a single JAMS arbitrator mutually acceptable to Employee and the Company. The neutral arbitrator shall be a retired judge or justice of any Minnesota state or federal court, and the arbitrator shall apply the law of the State of Minnesota – without regard to the choice of law principles of any local, state, federal or foreign jurisdiction – in its substantive (as opposed to procedural or discovery-related) rulings. The ruling of the arbitrator shall be final and binding, except as appealed pursuant to the Optional Appeal Procedure, in which case the ruling of the appellate panel shall be final and binding. The cost of the arbitration shall be borne by the non-prevailing party, as determined by the arbitration panel or the appellate panel, in the case of an appeal.

The provisions of this Section shall not preclude any Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

16. This Agreement represents the entire agreement of the Parties as to the matters set forth herein and supersedes any and all previous contracts, arrangements or understandings among the Parties.

17. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

18. Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

19. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by, certified mail or an internationally recognized overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

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(a) if to the Director, to:

[Removed and Reserved]

with a copy which shall not constitute notice to:

[Removed and Reserved]

(b) if to the Company, then to:

DigitalTown, Inc.

2155 112th Avenue NE

Bellevue, Washington 98004

with a copy which shall not constitute notice to:

Lucosky Brookman LLP

101 Wood Avenue South, Fifth Floor

Iselin, New Jersey 07030

Notices by e-mail, facsimile or other means not expressly permitted hereunder shall have no force and effect, unless the Party receiving a given notice waives, in writing, as to that notice the form of delivery requirement set forth in this Section. The Parties agree, however, that, where practicable, they will contemporaneously e-mail to counsel for the opposing Party (at the respective address set forth above) a courtesy copy of any notices or communications sent concerning this Agreement.

20. Acknowledgment of the Company. The Company hereby authorizes, ratifies, acknowledges and approves (i) that certain issuance of 25,000,000 shares of common stock of the Company to the Director as compensation in his capacity as a member of the Board as set forth in the Board Meeting Minutes dated February 27, 2019 (the “Compensation Shares”). Such Compensation Shares shall be delivered to the Director on or before June 30, 2019, and (ii) amounts due and owing to the Director totaling $95,000.00 for management services provided by the Director to the Company for the period commencing November 15, 2018 to April 30, 2019.

21. Director Leak Out of Common Stock. The Director hereby acknowledges and agrees that upon such time as the Director commences sales of the Company’s common stock in the OTC Markets or similar marketplace, such sales by the Director shall not exceed the greater of (i) Twenty Percent (20%) of the trading volume of the Company’s common stock per week or (ii) $20,000 in gross proceeds from the sale of the Director’s shares of common stock per week.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first written above.

DIGITALTOWN, INC.

By:	/s/ Sam Ciacco
Name:	Sam Ciacco
Title:	CEO

/s/ Jeffrey Mills
Jeffrey Mills, an individual

[-signature page to Settlement and Release Agreement-]

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EXHIBIT A

Resignation Letter

May 1, 2019

To the Members of the Board of Directors of

DigitalTown, Inc.

This letter shall serve as formal notice of my resignation, effective immediately, from my position as a member of the Board of Directors of DigitalTown, Inc. (the “Company”), and all other positions with the Company to which I have been assigned, regardless of whether I served in such capacity. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Jeffrey Mills
Jeffrey Mills

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